Exhibit 99.1

Heritage Appoints Paul Whiting to Board of Directors

Tampa, FL – March 9, 2023: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today announced the appointment of Paul Whiting to the Company’s Board of Directors, effective immediately, to fill a recent vacancy.

“We are honored to welcome Paul to Heritage’s Board of Directors and look forward to his contributions,” said Richard Widdicombe, Heritage Chair of the Board of Directors. “Paul’s wealth of public company experience makes him a valuable addition to our Board as Heritage continues to execute against our strategic profitability initiatives to achieve consistent long-term quarterly earnings and drive shareholder value.”

Whiting brings decades of public company experience having previously served as a member of the Board of Directors of Sykes Enterprises, Inc. from December 2003 to May 2019, and Non-Executive Chairman from August 2004 until May 2016. Whiting’s public company director experience also includes Teco Energy, Inc. from February 2004 until July 2016, serving on the Audit Committee and Chair of the Compensation Committee.

Since 1997, Whiting has served as President of Seabreeze Holdings, Inc., a privately held investment company. Previously, Whiting held various positions within Spalding & Evenflo Companies, Inc., a $1 billion international consumer products organization, including Chairman, Chief Executive Officer and Chief Financial Officer. Presently, Whiting sits on the boards of The Bank of Tampa and The Tampa Bay Banking Co., serving as Chair of the Compensation Committee as well as serving on the Wealth Management and Directors Loan Committees. Whiting serves as a trustee of Academy Prep Foundation and Academy Prep Centers in the Florida cities of Lakeland, St. Petersburg and Tampa, which are full-scholarship, private college preparatory middle schools for low-income children.

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.3 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the Company’s strategic profitability initiatives. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; the continued and potentially prolonged impact of the COVID-19 pandemic on the economy, demand for our products and our operations; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including as a result of the COVID-19 pandemic; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and the conflict between Russia and Ukraine; the impact of new federal and state regulations that affect the property and casualty insurance market; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on March 14, 2022 and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

Mike Houston and Julia Ward

Lambert

HRTG@lambert.com